Exhibit 10.4
Restricted Stock Unit Agreement
Granted Under NxStage Medical, Inc. 2014 Omnibus Incentive Plan

1.	Grant of Restricted Stock Units.

This agreement evidences the grant by NxStage Medical, Inc., a Delaware corporation (“Company”), to the Grantee listed below of restricted stock units (“RSUs”) representing the conditional right to receive shares of the Company’s Stock (“Shares”), as outlined below:

Grantee: <first_name> <middle_name> <last_name>
Shares: <shares_awarded>
Grant Date: <award_date>

Except as otherwise indicated by the context, “Grantee” shall be deemed to include any person who acquires these RSUs validly under their terms.

These RSUs are granted in consideration of Service rendered and to be rendered by the Grantee to the Company or an Affiliate. These RSUs are subject to the terms of this agreement, including any specific provisions for the Grantee’s country in the attached Schedule B, and the Company’s 2014 Omnibus Incentive Plan (“Plan”), a copy of which is furnished to the Grantee with this agreement. Any capitalized term that is not defined in this agreement shall have the meaning ascribed to it in the Plan.

2.	Vesting.

(a)
Schedule. These RSUs will become nonforfeitable (“vest”) with respect to the Shares and on the dates indicated on Schedule A to this agreement, provided that the Grantee continues to provide Service to the Company or an Affiliate on such dates and has provided Service at all times since the Grant Date.

(b)
Issued Shares. Promptly following any vesting of these RSUs, the Company will issue the portion of Shares listed above that corresponds to the applicable vesting date in full settlement of such vested RSUs. All Shares will be issued in the name of the Grantee in book entry form only.

3.	Withholding Taxes.

This Section 3 only applies to Grantees who are Employees. Paragraph (a) below applies to a Grantee who is an officer of the Company subject to Section 16 of the Exchange Act and Paragraph (b) below applies to all other Grantees.

(a)
Certain Officers. The Grantee acknowledges and agrees, as a condition of this grant, that the Grantee will pay all applicable federal, state, local or foreign withholding taxes required by law to be withheld in respect of these RSUs or the Shares by hereby directing the Company to withhold, from the Shares otherwise issuable to the Grantee, a number of Shares in an amount reasonably determined by the Company to be materially sufficient to satisfy such withholding taxes.

(b)
All Other Employees. The Grantee acknowledges and agrees, as a condition of this grant, that the Grantee will pay all applicable federal, state, local or foreign withholding taxes required by law to be withheld in respect of these RSUs or the Shares by the sale of Shares in an amount reasonably determined by the Company to be materially sufficient to satisfy such withholding taxes and to deliver proceeds from such sale to the Company in payment of such withholding taxes. In order to authorize such sale, this agreement constitutes an irrevocable direction by the Grantee to a licensed securities broker selected from time to time by the Company, which as of the Grant Date is Charles Schwab & Co, to sell such Shares at the market price on or about the applicable vesting date (with the date of such sale to be at the sole discretion of the selected broker), deliver such sale proceeds to the Company in payment of such withholding taxes, and provide to the Company a duplicate confirmation of such sale. The Grantee must establish the necessary account with the selected broker before the first vesting date for this grant. The Grantee is responsible for providing to the selected broker all applicable forms necessary to facilitate this transaction.

In addition, the Company may deduct from payments of any kind otherwise due to the Grantee all applicable withholding taxes in respect of these RSUs or the Shares. The Company may, in its discretion, permit the Grantee to make alternative arrangements for payment of such amounts. The Grantee understands that the Grantee (and not the Company) shall be responsible for the Grantee’s own tax liability that may result from this investment or the transactions contemplated by this agreement.

4.	Termination.

If the Grantee ceases to provide Service to the Company or an Affiliate for any reason, all of the then unvested RSUs will be forfeited immediately and automatically, without the payment of any consideration to the Grantee, effective as of the time that the Grantee ceases to provide Service.

5.	Transfer Restrictions.

These RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered by the Grantee, either voluntarily or by operation of law, except by will or the laws of descent and distribution or pursuant to a domestic relations order in settlement of marital property rights.

6.	Grant Limitations.

The Plan is established voluntarily by the Company and it is discretionary in nature. Participation in the Plan is voluntary. This grant and any other awards under the Plan are voluntary and occasional and do not create any contractual or other right to receive future awards or benefits in lieu of any awards, even if similar awards have been granted repeatedly in the past. This grant and the underlying Shares, and any income derived from them, are not paid in lieu of and are not intended to replace any pension rights or compensation and are not part of normal or expected compensation or salary for any purposes, including calculating any termination, severance, resignation, redundancy, dismissal, end of service payments, bonuses, long-service awards, life or accidental insurance benefits, pension or retirement or welfare benefits or similar payments.

7.	Governing Law and Venue.

This grant and agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, United States of America, without regard to its conflict of law provisions. The Grantee agrees to the exclusive jurisdiction of the United States District Court for the District of Delaware or the Delaware Superior Court, New Castle County for any dispute or proceeding relating to this grant or agreement.

IN WITNESS WHEREOF, the Company has executed this agreement through its duly authorized officer.

NxStage Medical, Inc.

By:
Jeffrey H. Burbank
Chief Executive Officer

Grantee’s Acceptance

The undersigned hereby accepts the terms of this agreement and acknowledges receipt of a copy of the Company’s 2014 Omnibus Incentive Plan and related prospectus.

Grantee: /s/ <first_name> <middle_name> <last_name>
Address:

<address_1>
<address_2>
<city>, <state>
<zip>
<country>

Schedule A to Restricted Stock Unit Agreement

Subject to the terms of this Restricted Stock Unit Agreement and the Plan, these RSUs will become nonforfeitable (“vest”) with respect to the Shares and on the dates indicated on this Schedule A, provided that the Grantee continues to provide Service to the Company or an Affiliate on such dates and has provided Service at all times since the Grant Date:

<vesting_schedule>

Schedule B to Restricted Stock Unit Agreement

Terms and Conditions

This Schedule B includes additional terms and conditions that govern this grant under the Plan if the Grantee works in one of the countries listed below. If the Grantee is a citizen or resident of a country other than the one in which the Grantee is currently working, is considered a resident of another country for local law purposes or if the Grantee transfers employment or residency between countries after the Grant Date, the Company will, in its discretion, determine the extent to which the terms and conditions herein will be applicable to the Grantee.

ALL NON-U.S. COUNTRIES

Data Privacy
The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this agreement and any other grant materials by and among, as applicable, the Grantee’s employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.
The Grantee understands that the Grantee’s employer, the Company and any Affiliate may hold certain personal information about the Grantee, including but not limited to his or her name, home address, telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company and details of all grants or any other entitlements to shares of stock awarded, cancelled, vested, unvested, or outstanding in the Grantee’s favor (“Data”), for the exclusive purpose of implementing, administering or managing the Plan. Certain Data may also constitute “sensitive personal data” within the meaning of applicable local law. Such Data includes, but is not limited to, the information provided above and any changes thereto and other appropriate personal and financial data about the Grantee. The Grantee hereby provides explicit consent to the Grantee’s employer, the Company and any Affiliate to process any such Data.
The Grantee understands that Data will be transferred to Charles Schwab & Co, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Grantee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Grantee authorizes the Company, Charles Schwab & Co and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Grantee understands that he or she is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke his or her consent, his or her employment status or service and career with the Grantee’s employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the Grantee’s consent is that the Company would not be able to provide the Grantee with grants or other equity awards or administer or maintain such awards. Therefore, the Grantee understands that refusing or withdrawing his or her consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that he or she may contact his or her local human resources representative.

Form of Payment

Due to legal restrictions outside the U.S., the Grantee is not permitted to surrender Shares that the Grantee already owns to satisfy any tax obligations in connection with this grant.